EXHIBIT 99.1

Harsco Reports Record First Quarter Sales, EPS from Continuing Operations and Cash Flow from Operations; Raises Guidance for 2006

 -- First quarter diluted EPS from continuing operations up
    47% to a record $0.81
 -- First quarter sales up 20% to a record $770 million
 -- Results benefit from two accretive acquisitions made late in the fourth quarter of 2005
 -- First quarter cash flow from operations up 45% to a
    record $70 million
 -- Company raises full-year 2006 guidance for diluted EPS from continuing operations to $4.00 to $4.10 from $3.90 to $4.00

HARRISBURG, Pa., April 24, 2006 (PRIMEZONE) -- Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported record first quarter 2006 results from continuing operations.

First quarter 2006 diluted EPS from continuing operations was a record $0.81, up 47 percent from $0.55 in the first quarter of 2005. Income from continuing operations was $34.3 million, compared with $23.1 million last year, an increase of 49 percent. Overall operating margins improved by 140 basis points to 8.8 percent from 7.4 percent in last year's comparable period. First quarter sales totaled $770 million, also a record, up 20 percent from sales of $640 million in the same period last year. First quarter performance benefited from the Company's November 21, 2005 acquisition of Huennebeck Group GmbH and the December 29, 2005 acquisition of the Northern Hemisphere steel mill services operations of Brambles Industrial Services. Both of these acquisitions were accretive in the first quarter of 2006. Sales in the first quarter of 2006 were reduced by the sale of the Company's U.K.-based Youngman manufacturing operation on October 1, 2005. Negative foreign currency translation reduced first quarter sales by $17 million, but it had only a minimal effect on pre-tax income in the quarter.

Commenting on the Company's performance, Harsco Chairman and Chief Executive Officer Derek C. Hathaway said, "We are pleased with the strong start to 2006 that we have seen from each of our four operating groups. Our markets are sound and we continue to maintain leadership positions as well as solid growth opportunities in each. We are especially pleased with the immediate contributions made in the first quarter by our strategic acquisitions in our two largest operating groups. We continue to balance our global growth between organic investments and bolt-on acquisitions within our industrial services area. We fully expect this successful formula to continue for the remainder of 2006 and beyond."

First Quarter Business Review

Mill Services

Sales in the first quarter of 2006 increased by 21 percent to $326 million from $269 million in last year's first quarter. Organic sales growth contributed $12 million, or approximately 4 percent; the acquisitions of Evulca on May 13, 2005 and Brambles on December 29, 2005 contributed $52 million, or 19 percent; and negative foreign currency translation decreased sales by $7 million, or approximately 2 percent. Operating income increased by 24 percent to $33.6 million in the first quarter, up from $27.0 million in the first quarter of last year. Foreign currency translation had only a minimal effect on pre-tax income in the quarter. Operating margins increased by some 20 basis points to 10.3 percent from 10.1 percent in the same period last year.

The outlook for Mill Services remains positive. Liquid steel production in both the U.S. and worldwide is up slightly for the first three months of 2006, and the Company continues to pursue numerous growth opportunities.

Access Services

First quarter 2006 sales increased 23 percent to $226 million from $184 million last year. Organic sales growth contributed $19 million, or approximately 10 percent; the net effect of the acquisition of Huennebeck Group on November 21, 2005 and the sale of U.K.-based Youngman on October 1, 2005 contributed $32 million, or 18 percent; and negative foreign currency translation decreased sales by $9 million, or approximately 5 percent. Operating income increased by 79 percent to $16.8 million in the first quarter, up from $9.4 million in the comparable period of last year. Negative foreign currency translation decreased operating income by approximately $0.3 million in the quarter. Operating margins increased by approximately 230 basis points to 7.4 percent from 5.1 percent in the first quarter of 2005. Margin improvement was the result of improved market conditions, greater operating efficiencies, and the sale of the lower-margin Youngman manufacturing business.

Overall conditions remain solid for the global markets in which Access Services operates. Non-residential construction and industrial maintenance spending continues to increase in many of these markets and the Company continues to evaluate growth opportunities in existing and new markets.

Engineered Products and Services ("All Other")

Sales in the first quarter 2006 increased 23 percent to $130 million from $106 million last year. Operating income increased to $15.4 million, up 71 percent from $9.0 million in the first quarter of last year. Negative foreign currency translation in the quarter decreased sales and operating income by $0.5 million and $0.2 million, respectively. Operating margins improved to 11.9 percent, up some 340 basis points from 8.5 percent last year. This year's higher margins were the result of strong markets, improved operating efficiencies and operating leverage.

All five of the operating units in this Group registered increased sales and operating income in the first quarter of this year compared with the first quarter of 2005. Four of the five units also recorded higher margins, with only Reed Minerals showing slightly lower margins in the quarter due to higher transportation and energy costs.

The outlook for the Engineered Products and Services Group remains positive for 2006. Two new major service contract awards during the second half of 2005 in the Harsco Track Technologies unit are expected to begin generating revenues in the second and third quarters of 2006; record natural gas drillings are expected to keep demand high for the Company's Air-X-Changers air-cooled heat exchanger product line; and generally positive domestic economic activity is expected to continue to benefit this Group's Reed Minerals, IKG and Patterson-Kelley business units.

Gas Technologies

Sales in the first quarter were up 7 percent to $87 million from $82 million last year. Operating income of $2.3 million was up 11 percent from last year's $2.1 million. Operating margins increased by 10 basis points to 2.7 percent from 2.6 percent in the first quarter of last year. The effect of foreign currency translation was minimal. Process improvement efficiencies and improved market conditions in the cryogenics and propane product lines contributed to the better results in the first quarter of 2006.

The Company continues to expect further gradual improvement in the results from the Gas Technologies Group throughout 2006. Cost-containment programs continue to be implemented, the outlook for international operations remains favorable, and measurable progress is being made to bring the valves product line to its historical levels of performance.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the first quarter of 2006 was a record $70 million, a 45 percent increase over the $48 million for the comparable period of last year. Net cash used by investing activities was $63 million, a 9 percent increase over the $58 million last year. The increased cash usage was due primarily to higher capital expenditures for organic growth, capital initiatives to improve operational efficiencies, and capital expenditures for the businesses acquired in the fourth quarter of 2005.

During the first quarter, the Company's total debt declined by some $12 million to $998 million from $1,010 million at the end of 2005. The debt-to-capital ratio declined by 120 basis points to 49.2 percent at the end of the first quarter of 2006 from 50.4 percent at the end of 2005.

Consistent with the quarterly results, meaningful improvement in Economic Value Added (EVA(R)) continued to be achieved in the first quarter of 2006.

Outlook

The record first quarter results have once again given the Company a solid start to the year. Combined with the positive near-term outlook for its major markets, the Company is confident that full year results will also be another record. As such, the Company is raising its 2006 guidance for diluted EPS from continuing operations to $4.00 - $4.10 from the previous range of $3.90-$4.00 per diluted share. This reflects an increase of 7-10 percent over 2005's diluted EPS from continuing operations of $3.73. As previously noted, 2005's results included a one-time $0.06 per share benefit under the American Jobs Creation Act. No further benefits from this legislation are expected. Also, consistent with the company's strategic plan of investing for growth at certain international locations, the Company received a one-time income tax benefit of $3.6 million, or $0.09 per diluted share in 2005. Without these one-time $0.15 per share-benefits, the Company's new guidance for 2006 reflects an increase in EPS of 12-15 percent over the prior year. Any significant strengthening or weakening of the U.S. dollar against the foreign currencies of the countries in which the Company does business could have a further impact on 2006 results.

For the 2006 second quarter, the Company is forecasting earnings from continuing operations in the range of $1.09 to $1.13 per diluted share, a 10 to 14 percent increase over the $0.99 in the second quarter of 2005.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 6384358. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 6384358.

About Harsco

Harsco Corporation is a diversified, worldwide industrial services and products company with four market-leading business groups that provide mill services, access services, engineered products and services, and gas containment and control technologies to customers around the globe. The Company employs approximately 21,000 people in 45 countries of operation. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

 (In thousands, except per share amounts)

                                                Three Months Ended
                                                     March 31
                                                 2006         2005
 ---------------------------------------------------------------------
 Revenues from continuing operations:
  Service sales                               $ 572,631    $ 469,573
  Product sales                                 196,922      170,488
 ---------------------------------------------------------------------
    Total revenues                              769,553      640,061
 ---------------------------------------------------------------------
 Costs and expenses from continuing
  operations:
   Cost of services sold                        422,824      352,405
   Cost of products sold                        156,224      141,242
   Selling, general and administrative
    expenses                                    120,570       97,037
   Research and development expenses                691          659
   Other expenses                                 1,867        1,442
 ---------------------------------------------------------------------
    Total costs and expenses                    702,176      592,785
 ---------------------------------------------------------------------

    Operating income from continuing
     operations                                  67,377       47,276

 Equity in income of unconsolidated
  entities, net                                      61           79
 Interest income                                    890          577
 Interest expense                               (14,090)     (10,443)
 ---------------------------------------------------------------------

    Income from continuing operations
     before income taxes and minority
     interest                                    54,238       37,489

 Income tax expense                             (17,673)     (12,109)
 ---------------------------------------------------------------------
    Income from continuing operations
     before minority interest                    36,565       25,380

 Minority interest in net income                 (2,315)      (2,327)
 ---------------------------------------------------------------------
 Income from continuing operations               34,250       23,053
 ---------------------------------------------------------------------
 Discontinued operations:
  Income/(loss) from operations of
   discontinued business                             11          (26)
  Loss on disposal of discontinued business          --           (9)
  Income/(loss) related to discontinued
   defense business                                  (6)          38
  Income tax expense                                 (3)          (1)
 ---------------------------------------------------------------------
 Income from discontinued operations                  2            2
 ---------------------------------------------------------------------
    Net Income                                $  34,252    $  23,055
 =====================================================================

 Average shares of common stock outstanding      41,822       41,503

 Basic earnings per common share:
  Continuing operations                       $    0.82    $    0.56
  Discontinued operations                            --           --
 ---------------------------------------------------------------------
 Basic earnings per common share              $    0.82    $    0.56
 =====================================================================

 Diluted average shares of common
  stock outstanding                              42,273       41,978

 Diluted earnings per common share:
  Continuing operations                       $    0.81    $    0.55
  Discontinued operations                            --           --
 ---------------------------------------------------------------------
 Diluted earnings per common share            $    0.81    $    0.55
 =====================================================================

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)

                                              March 31     December 31
 (In thousands)                                 2006          2005(a)
 ---------------------------------------------------------------------
 ASSETS

 Current assets:
  Cash and cash equivalents                  $   98,852    $  120,929
  Accounts receivable, net                      648,240       666,252
  Inventories                                   280,133       251,080
  Other current assets                           59,710        60,436
  Assets held-for-sale                            2,341         2,326
 ---------------------------------------------------------------------
    Total current assets                      1,089,276     1,101,023
 ---------------------------------------------------------------------
 Property, plant and equipment, net           1,173,175     1,139,808
 Goodwill, net                                  563,026       559,629
 Intangible assets, net                          78,464        78,839
 Other assets                                    94,425        96,505
 ---------------------------------------------------------------------
    Total assets                             $2,998,366    $2,975,804
 =====================================================================

 LIABILITIES

 Current liabilities:
  Short-term borrowings                      $  110,263    $   97,963
  Current maturities of long-term debt            5,615         6,066
  Accounts payable                              251,991       247,179
  Accrued compensation                           62,107        75,742
  Income taxes payable                           41,423        42,284
  Dividends payable                              13,622        13,580
  Insurance liabilities                          45,042        47,244
  Other current liabilities                     224,169       218,345
 ---------------------------------------------------------------------
    Total current liabilities                   754,232       748,403
 ---------------------------------------------------------------------
 Long-term debt                                 882,175       905,859
 Deferred income taxes                          128,377       123,334
 Insurance liabilities                           53,674        55,049
 Retirement plan liabilities                     99,160        98,946
 Other liabilities                               50,853        50,319
 ---------------------------------------------------------------------
    Total liabilities                         1,968,471     1,981,910
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY

 Common stock                                    85,486        85,322
 Additional paid-in capital                     159,537       152,899
 Accumulated other comprehensive loss          (158,768)     (167,318)
 Retained earnings                            1,546,845     1,526,216
 Treasury stock                                (603,205)     (603,225)
 ---------------------------------------------------------------------
    Total stockholders' equity                1,029,895       993,894
 ---------------------------------------------------------------------
    Total liabilities and
     stockholders' equity                    $2,998,366    $2,975,804
 =====================================================================

 (a) Reclassified for comparative purposes.

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                   Three Months Ended
                                                        March 31
 (In thousands)                                     2006        2005
 ---------------------------------------------------------------------
  Cash flows from operating activities:
   Net income                                     $ 34,252    $ 23,055
   Adjustments to reconcile net income to net
    cash provided (used) by operating activities:
     Depreciation                                   58,415      48,760
     Amortization                                    1,836         660
     Equity in income of unconsolidated
      entities, net                                    (61)        (79)
     Other, net                                      2,336       3,818
     Changes in assets and liabilities, net of
      acquisitions and dispositions of businesses:
       Accounts receivable                          27,464       9,129
       Inventories                                 (27,611)    (32,633)
       Accounts payable                            (10,250)        593
       Accrued interest payable                      4,710       5,374
       Accrued compensation                        (14,543)    (13,512)
       Other assets and liabilities                 (6,708)      2,978
 ---------------------------------------------------------------------
     Net cash provided by operating activities      69,840      48,143
 =====================================================================
 Cash flows from investing activities:
  Purchases of property, plant and equipment       (66,940)    (58,301)
  Net source of cash associated with the
   purchases of businesses                           2,264          --
  Proceeds from sale of assets                       1,324         358
 ---------------------------------------------------------------------
    Net cash used by investing activities          (63,352)    (57,943)
 =====================================================================
 Cash flows from financing activities:
  Short-term borrowings, net (including
   reclassifications to/from long-term debt)        10,352      25,909
  Current maturities and long-term debt:
   Additions                                        59,841      24,521
   Reductions (including reclassifications
    to short-term borrowings)                      (92,484)    (41,752)
  Cash dividends paid on common stock              (13,580)    (12,434)
  Common stock issued-options                        6,345       4,410
  Other financing activities                        (2,266)     (2,343)
 ---------------------------------------------------------------------
    Net cash used by financing activities          (31,792)     (1,689)
 ---------------------------------------------------------------------
 Effect of exchange rate changes on cash             3,227      (4,199)
 ---------------------------------------------------------------------
 Net decrease in cash and cash equivalents         (22,077)    (15,688)

 Cash and cash equivalents
  at beginning of period                           120,929      94,093
 ---------------------------------------------------------------------
 Cash and cash equivalents at end of period       $ 98,852    $ 78,405
 =====================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                        Three Months Ended        Three Months Ended
                          March 31, 2006            March 31, 2005

                                  Operating                 Operating
                                    Income                    Income
                        Sales       (loss)        Sales       (loss)
 ---------------------------------------------------------------------
 Mill Services
  Segment              $326,235     $33,580      $268,635     $27,001

 Access Services
  Segment               225,794      16,783       183,577       9,366

 Gas Technologies
  Segment                87,488       2,327        82,134       2,097

 Engineered Products
  and Services ("all
  other") Category      130,036      15,438       105,715       9,031

 General Corporate           --        (751)           --        (219)
 ---------------------------------------------------------------------
 Consolidated Totals   $769,553     $67,377      $640,061     $47,276
 =====================================================================

CONTACT: Harsco Corporation
         Media:
           Kenneth D. Julian
           (717) 730-3683
           kjulian@harsco.com
         Investor:
           Eugene M. Truett
           (717) 975-5677
           etruett@harsco.com